UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2018

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Incremental Facility Amendment to Term Loan Agreement
On July 19, 2018, Clean Harbors, Inc., a Massachusetts corporation (the “Company”), and substantially all of the Company’s domestic subsidiaries as guarantors, entered into an Incremental Facility Amendment dated as of July 19, 2018 (the “Incremental Facility Amendment”) to the Company’s existing Credit Agreement dated as of June 30, 2017 (as previously amended and further amended by the Incremental Facility Amendment, the “Term Loan Agreement”) with Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent (the “Agent”), and certain other financial institutions. The Incremental Facility Amendment increases the principal amount of the initial term loans (the “Initial Term Loans”) outstanding under the Term Loan Agreement by $350.0 million and, as a result of such increase, there are now an aggregate of $746.0 million of Initial Term Loans outstanding. Initial Term Loans under the Term Loan Agreement will mature on June 30, 2024 and may be prepaid at any time without premium or penalty other than customary breakage costs with respect to Eurodollar based loans or if the Company engages in certain repricing transactions before January 19, 2019, in which event a 1.0% prepayment premium would be due. The Company’s obligations under the Term Loan Agreement are guaranteed by all of the Company’s domestic restricted subsidiaries and secured by liens on substantially all of the assets of the Company and the guarantors.
Initial Term Loans under the Term Loan Agreement bear interest, at the Company’s election, at either of the following rates: (a) the sum of the Eurodollar Rate (as defined in the Term Loan Agreement) plus 1.75%, or (b) the sum of the Base Rate (as defined in the Term Loan Agreement) plus 0.75%, with the Eurodollar Rate being subject to a floor of 0.00%. The Company has also agreed to pay certain customary fees under the Term Loan Agreement, including an annual administrative fee to the Agent.
The Term Loan Agreement contains representations and warranties, affirmative and negative covenants, and events of default, which the Company believes are usual and customary for an agreement of this type. Such covenants restrict the Company’s ability, among other matters, to incur debt, create liens on the Company’s assets, make restricted payments or investments or enter into transactions with affiliates.
As is true with respect to the Initial Term Loans previously outstanding under the Term Loan Agreement, the respective Agents under the Term Loan Agreement and the Company’s existing revolving credit agreement dated as of November 1, 2016, as amended (the “Revolving Credit Agreement”), under which Bank of America, N.A. serves as Agent for the lenders thereunder, are party to an intercreditor agreement dated as on June 30, 2017 (the “Intercreditor Agreement”), which was accepted by the Company and its domestic restricted subsidiaries. Among other matters, the Intercreditor Agreement would govern how the respective priorities of the security interests held by those respective Agents would be administered in the event of a default by the Company under either the Term Loan Agreement or the Revolving Credit Agreement. Under the Intercreditor Agreement, the Agent under the Revolving Credit Agreement would have a first-priority lien in the accounts receivable and proceeds thereof, and a second-priority lien in substantially all of the other assets (excluding real estate), of the Company and its domestic restricted subsidiaries, whereas the Agent under the Term Loan Agreement would have a second-priority lien in such accounts receivable and proceeds thereof and a first-priority lien in such other assets (but including certain real estate).
The above descriptions of the material terms and conditions of the Incremental Facility Amendment, the Term Loan Agreement, and the Intercreditor Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are filed as Exhibits either to this Report or to the Company’s Report on Form 8-K filed on June 30, 2017.
Certain lenders and agents that are parties to the Term Loan Agreement, or their respective affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, either directly or through affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
On July 19, 2018, the Company also entered into a second amendment to its existing Revolving Credit Agreement described above. That second amendment made certain minor changes to the terms of the Revolving Credit Agreement to reflect the Company’s Incremental Facility Amendment to its Term Loan Agreement described above and certain other developments which have occurred since the most recent prior amendment to the Revolving Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.
Purchase of Tendered 2020 Notes; Supplemental Indenture for 2020 Notes: Early Redemption of Remaining 2020 Notes
As described in the Company’s press release dated July 3, 2018 and related Report on Form 8-K filed on July 3, 2018, the Company received on or prior to 5:00 P.M., New York City time, on July 2, 2018 (the “Early Tender Date”), tenders and consents in its tender offer and consent solicitation (collectively, the “Tender Offer”) from holders of $321.91 million aggregate principal amount of the Company’s 5.25% Senior Notes due 2020 (“2020 Notes”), which represented 80.48% of the $400.00 million aggregate principal amount of 2020 Notes then outstanding. Subsequent to the Early Tender Date but prior to the expiration of the Tender Offer at 11:59 P.M., New York City time, on July 17, 2019 (the “Expiration Date”), the Company received tenders and consents from holders of an additional $0.08 million aggregate principal amount of 2020 Notes.
Concurrently with the closing on July 19, 2018 of the Incremental Facility Amendment to the Company’s Term Loan Agreement described above, the Company purchased all of the $321.99 million aggregate principal amount of tendered 2020 Notes for a purchase price of $1,003.05 per $1,000.00 in principal amount for 2020 Notes tendered on or prior to the Early Tender Date or $953.05 per $1,000.00 in principal amount for 2020 Notes tendered after the Early Tender Date but prior to the Expiration Date plus, in either case, accrued interest up to, but not including, the purchase date.
On July 9, 2018, the Company, the guarantors, and the trustee under the indenture under which the 2020 Notes were issued (the “2020 Notes Indenture”) entered into a supplemental indenture incorporating the amendments which had been approved by the holders of 2020 Notes which had tendered their Notes and provided consents in the Tender Offer. Under such supplemental indenture, substantially all of the restrictive covenants and certain events of default in the 2020 Notes Indenture were eliminated and the required notice period contained in the optional redemption provisions of the 2020 Notes Indenture was reduced from a minimum of 30 days prior to the date of redemption to a minimum of three days prior to the date of redemption. The description of such supplemental indenture to the 2020 Notes Indenture contained in this report is qualified in its entirety by reference to the complete text of such supplemental indenture, a copy of which is filed as Exhibit 4.40A to this report.
On July 19, 2018, the Company called for redemption on August 1, 2018, all of the $78.01 million aggregate principal amount of outstanding 2020 Notes which were not tendered in the Tender Offer. The redemption price will be equal to 100.000% of the principal amount of, plus accrued interest on, the 2020 Notes which were then called for redemption in accordance with the 2020 Notes Indenture, as amended by the supplemental indenture described above, and the redemption notice delivered to the holders of such 2020 Notes on July 19, 2018.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
4.34H
Second Amendment to Credit Agreement, dated as of July 19, 2018, by and among Clean Harbors, Inc., Clean Harbors Industrial Services Canada, the Other Loan Parties party thereto, certain of the Lenders party thereto which constitute the “Required Lenders,” and Bank of America, N.A., as Agent

4.40A
Supplemental Indenture dated as of July 9, 2018, to the Indenture dated as July 30, 2012, among Clean Harbors, Inc., as Issuer, the Guarantors listed on the signature pages thereto, and U.S. Bank National Association, as Trustee

4.43C
Incremental Facility Amendment dated July 19, 2018, to Credit Agreement dated as of June 30, 2017, among the Financial Institutions party thereto, as Lenders, Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent, Clean Harbors, Inc., as Borrower, and the Loan Guarantors from time to time party thereto

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

July 20, 2018	/s/ Michael L. Battles
Executive Vice President and Chief Financial Officer